Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: David Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: LNG@MDCGroup.com

Cheniere Energy Reports Third Quarter Results

Houston—November 14, 2003—Cheniere Energy, Inc. (AMEX: LNG) reported a net loss of $2,387,021, or $0.16 per share, for the third quarter of 2003 compared with a net loss of $1,474,972, or $0.11 per share, a year earlier. The majority of Cheniere’s net loss results from development expenses for its LNG receiving terminal projects. In the third quarter of 2003, LNG related expenses were $1,807,011, compared with $1,015,058 for the comparable quarter of 2002.

Cheniere’s business is focused in three components: the development of LNG receiving terminals, the investment in its exploration affiliate, Gryphon, and the exploitation of its own 3D seismic data base through prospect generation.

LNG Receiving Terminals

In February 2003, Cheniere sold its Freeport LNG project to Freeport LNG Development, L.P. (“Freeport LNG”). Consideration to Cheniere included $5,000,000 payable over time and a commitment by its partner to fund up to $9,000,000 in project development expenses before additional capital is required of Cheniere. In March 2003, Cheniere sold a 10% limited partnership interest in Freeport LNG to a third party for $2,333,333 payable over time. Cheniere retains a 30% limited partner interest in Freeport LNG. In March 2003, Freeport LNG made a filing with the Federal Energy Regulatory Commission (“FERC”) for a permit to construct the Freeport terminal. Freeport LNG awarded the Front End Engineering Design (“FEED”) contract to Technip USA Corporation in August 2003. In November 2003, FERC issued a Draft Environmental Impact Statement, stating that the liquefied natural gas (“LNG”) import terminal facilities proposed at Freeport, with the adoption of recommended mitigation measures, would have limited adverse environmental impact and would be an environmentally acceptable action.

In May 2003, Cheniere formed Corpus Christi LNG, L.P. (“Corpus LNG”) to develop an LNG receiving terminal near Corpus Christi, TX. Cheniere LNG, Inc. (a wholly owned subsidiary) serves as general partner and retains a 67% interest in Corpus LNG. A 33% limited partner is contributing land for the terminal site and up to $4,500,000 in project development expenses before additional capital will be required of Cheniere.

Also in May 2003, Cheniere awarded the FEED contract to Black & Veatch Pritchard, Inc. to develop its sites at both Corpus Christi, TX and Sabine Pass, LA. In August 2003, Cheniere signed a Memorandum of Understanding with Bechtel Corporation to perform the engineering, procurement and construction for its proposed LNG receiving terminals at these two sites. Black & Veatch completed their FEED work in November 2003. Cheniere expects to make its filings with FERC for both sites by January 2004.

Investment in Gryphon Exploration Company

Cheniere owns 100% of Gryphon’s outstanding common stock. Warburg, Pincus Equity Partners L.P. has invested $85,000,000 to date in Gryphon preferred stock which is convertible into 91% of Gryphon and accrues dividends at 8% per annum. Upon the conversion of Gryphon’s preferred stock into common stock, Cheniere’s interest would be diluted to 9%.

Gryphon drilled five wells during the third quarter of 2003, bringing its total wells drilled from inception in October 2000 through September 30, 2003, to 31 wells, of which 16 have been successful. Gryphon uses an extensive, 18,500-square-mile 3D seismic database to explore in the shallow waters of the Gulf of Mexico. The company expects to drill 14 exploratory wells and one or two development wells in 2003. Gryphon acquired 19 blocks in the March 2003 Louisiana Federal Offshore Lease Sale, five tracts in the July 2003 State of Texas Lease Sale and 17 leases in the August 2003 Western Gulf Federal Lease Sale. Gryphon’s net production in September 2003 averaged 26 Mmcfe/day.

Cheniere Exploration

Subsequent to its forming Gryphon in October 2000, Cheniere re-established its own exploration capability. To date, Cheniere’s exploration group has captured and sold 19 prospects over its 7,000-square-mile 3D seismic database. The drilling of these prospects has to date resulted in twelve discoveries and four dry holes. Six wells were on production as of September 30, 2003. At the August 2003 Western Gulf Federal Lease Sale, Cheniere

Cheniere Energy, Inc.

Press Release dated November 14, 2003

acquired leases on three offshore Texas blocks. Currently, Cheniere is marketing four offshore prospects on which it owns 100% of the leasehold interests.

Additional information on the company may be found on its website at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at (888) 948-2036 or by writing to: LNG@MDCGroup.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.

Cheniere Energy, Inc.

Selected Financial Information

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$135,245	$21,998	$366,665	$221,557

Operating Costs and Expenses
Production Costs	—	—	—	90,038
Depreciation, Depletion and Amortization	101,003	133,910	251,006	314,382
General and Administrative Expenses
LNG Terminal Development	2,343,534	1,015,058	3,360,643	2,744,944
Other	615,254	351,032	1,728,055	1,505,364

Total General and Administrative Expenses	2,958,788	1,366,090	5,088,698	4,250,308

Total Operating Costs and Expenses	3,059,791	1,500,000	5,339,704	4,654,728

Loss from Operations	(2,924,546)	(1,478,002)	(4,973,039)	(4,433,171)
Equity in Net Loss of Unconsolidated Affiliate	—	—	—	(2,184,847)
Equity in Net Loss of Limited Partnership	(595,688)	—	(2,655,635)	—
Gain of Sale of Proved Oil and Gas Properties	—	—	—	340,257
Gain of Sale of LNG Assets	—	—	4,760,000	—
Gain of Sale of Limited Partnership Interest	—	—	423,454	—
Loss on Early Extinguishment of Debt	—	—	—	(100,544)
Interest Income	1,002	3,030	2,288	6,337
Minority Interest	1,132,211	—	1,552,978	—

Net Loss	$(2,387,021)	$(1,474,972)	$(889,954)	$(6,371,968)

Net Loss Per Share—Basic and Diluted	$(0.16)	$(0.11)	$(0.06)	$(0.48)

Weighted Average Shares Outstanding—Basic and Diluted	15,180,473	13,297,393	14,306,270	13,297,393

	09/30/2003	12/31/2002
Current Assets	$3,561,338	$1,848,820
Oil and Gas Properties, net, full cost method	18,581,029	17,594,229
LNG Site Costs	—	1,400,000
Fixed Assets, net	313,385	216,341
Investment in Unconsolidated Affiliate	—	—
Investment in Limited Partnership	1,815,894	—

Total Assets	$24,271,646	$21,059,390

Current Liabilities	$2,447,810	$3,262,055
Minority Interest	122,022	—
Stockholders’ Equity	21,701,814	17,797,335

Total Liabilities and Stockholders’ Equity	$24,271,646	$21,059,390

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